Exhibit (a)(3)

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CONSTITUTION CAPITAL HORIZON FUND, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF NOVEMBER, A.D. 2025, AT 2:25 O`CLOCK P.M.

10414832 8100 SR# 20254659818	Authentication: 205420046 Date: 11-24-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

CONSTITUTION CAPITAL HORIZON FUND, LLC

This Certificate of Formation of Constitution Capital Horizon Fund, LLC (the "LLC"), dated November 24, 2025, is being duly executed and filed by Joseph Andolina, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq).

FIRST. The name of the limited liability company formed hereby is Constitution Capital Horizon Fund, LLC.

SECOND. The address of the registered office and for service of process of the LLC in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808.

THIRD. The name of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company.

FOURTH. The debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC and no member or manager of the LLC shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Joseph Andolina
Joseph Andolina, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 02:25 PM 11/24/2025 FILED 02:25 PM 11/24/2025 SR 20254659818 - File Number 10414832